Exhibit 10.2

November 15, 2016

William Kitchen

Dear Bill:

Citizens Business Bank and Valley Business Bank continue to review staffing needs in connection with the proposed merger of Valley Business Bank into Citizens Business Bank. As a result, Citizens Business Bank is pleased to offer you a full-time position with Citizens Business Bank, contingent upon the closing of the proposed merger (the “Closing”), which is currently expected to occur during the first quarter of 2017. The offer is subject to your remaining in good standing at all times under all Valley Business Bank’s current employment policies and practices, and the satisfactory completion of Citizens Business Bank’s background check and drug screening process.

As of the Closing, you will become an employee of Citizens Business Bank. You will assume the position of Senior Vice President and Center Manager with a base salary of $182,790. In your position, you will be working for Citizens Business Bank, and the position will be classified as exempt. Your employment with Citizens Business Bank will be employment at-will. As such, the employment relationship is based on the mutual consent of the associate and Citizens Business Bank. As we approach the Closing, Citizens Business Bank will arrange for an orientation process that will include prospective benefits enrollment.

The Closing is contingent on customary conditions, including the receipt of required regulatory approvals. Until the Closing, Citizens Business Bank and Valley Business Bank will continue to operate as independent companies. Business will continue as usual. Your employment with Valley Business Bank continues to be at-will. Since you are receiving an offer of employment from Citizens Business Bank, you will not be eligible for severance benefits from Valley Business Bank as a result of the Closing.

We appreciate your commitment to Valley Business Bank and look forward to working with you as a Citizens Business Bank associate in the near future. We will continue to communicate with you in the months ahead to ensure a smooth transition. Please contact David Krebs at (909) 483-7128, your manager, or Valley Business Bank Human Resources with any questions that you may have in the interim.

Please acknowledge your acceptance of our contingent offer by signing below and returning this document by November 22, 2016 to David M. Krebs, Senior Vice President and Director of Human Resources, Citizens Business Bank, at 701 North Haven Avenue, Suite 140, Ontario, California 91764.

We are excited to have you as a valued member of the Citizens Business Bank team.

Sincerely,

/s/ Christopher D. Myers	/s/ Allan W. Stone
Christopher D. Myers	Allan W. Stone
President and Chief Executive Officer Citizens Business Bank	President and Chief Executive Officer Valley Business Bank

ACKNOWLEDGEMENT:

Employee Name:
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